Exhibit No. 99.1
                     MSGI ACQUIRES STAKE IN LEADING EUROPEAN
                             SECURITY SERVICES FIRM
  Excelsa S.p.a. Delivers Proprietary Capabilities to Drive Immediate Expansion
            In Europe and New Service Offerings in the United States

New York, NY, December 2, 2004 - Media Services Group, Inc. (Nasdaq: MSGI) today announced that it has acquired a minority stake in Excelsa S.p.a.
(www.excelsa.net) - an Italy-based provider of security services. MSGI is now positioned for immediate and sustainable growth in the burgeoning security markets in the U.S., Europe and worldwide.

MSGI has acquired approximately five percent of Excelsa for 1.250 million Euros (approximately U.S. $1.6 million), which will be delivered in two payments. MSGI is in exclusive active discussions with Excelsa with respect to the potential acquisition of an additional interest in - or possibly all of - Excelsa. A subsequent transaction to acquire all of Excelsa would be subject to customary closing conditions including approval by MSGI shareholders.

Excelsa has experienced extraordinary growth and profitability since its inception in 2000. In 2003, the company generated sales of approximately $10.2 million (US dollars) with positive cash flow of over 30 percent and positive net income. This year, Excelsa is expecting to produce revenues of approximately $20 million (US dollars) with cash flow of over 20 percent and positive net income. In 2005, Excelsa expects a continued increase in revenues with a growth pattern in line with - or higher than - the previous years. These financials have been prepared in accordance with Italian GAAP. MSGI is currently working with Excelsa to convert its financials into US GAAP.

Excelsa has become one of Europe's leading providers of outsourced video surveillance and security solutions for both civilian and military services customers. Via its Real Time Security Platform (RTS) - an ASP platform built to manage through a multiple network layer infrastructure of standard CCTV and IP-based surveillance cameras - Excelsa currently manages, with its proprietary technology, the security video surveillance platform for the metropolitan police of the City of Rome. The system distributes the information of up to 3,000 cameras and alarms to the different control rooms of the 24 districts of the metropolitan police.

Excelsa's security solutions include its flagship product, the Audio Logger, which is delivered through the company's Public Security Division. Designed specifically for Italy's Ministry of Justice, the Audio Logger provides a fully featured and easy-to-use means of gathering intelligence over telephony communications. The product monitors phone calls as well as fax transmissions over 16 analogue input channels simultaneously. The Audio Logger has been successfully utilized on many occasions by the leading anti-terrorism agencies in Italy.

Excelsa has a roster of prominent clients and business relationships. These include an exclusive joint marketing alliance with Telecom Italia, the country's largest telecommunications provider. Excelsa serves as a Business Service Provider for Telecom Italia - providing video surveillance systems and services, as well as content storage in secure Internet Data Centers.

Jeremy Barbera, Chairman and CEO of MSGI said, "With this transaction, MSGI bolsters its standing as a truly global company with worldwide resources and a solid foundation for growth. Our relationship with Excelsa creates a remarkably strong strategic fit with MSGI's current operating companies, which are developing leadership positions in providing software, systems and other technology-based solutions to major law enforcement, security and military services clients."

Gianluca Longo, the CEO of Excelsa, added, "Just as MSGI will benefit from our existing client relationships in Europe, so too will Excelsa benefit from MSGI's relationships and the services it delivers in the United States. Excelsa and MSGI will create a powerful union with closely aligned service offerings and a unified vision. Our goal is to become a worldwide leader in delivering leading-edge security solutions to government and private-sector clients. We look forward to working with MSGI to actualize the tremendous potential of combining our two companies."

Excelsa's strategic plan calls for immediate expansion in Spain, France and Northern Europe. Moreover, MSGI and Excelsa are now in joint discussions with several potential strategic partners, which will further strengthen the combined company's array of security and law enforcement solutions around the world.

                                      * * *

About Media Services Group, Inc. Media Services Group, Inc. (Nasdaq: MSGI) is a proprietary solutions provider developing a global combination of innovative emerging businesses that leverage information and technology. MSGI is currently comprised of two operating companies - Future Developments America and Innalogic, LLC. MSGI is principally focused on the homeland security, public safety, intelligence, and surveillance industry. Their corporate headquarters is located in New York, with regional offices in Washington, DC, and Calgary. The corporate telephone is: 917-339-7134. Additional information is available on the company's website: http://www.mediaservices.com

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.


                                      # # #